                                                                    EXHIBIT 99.1

                    ADVANCED DIGITAL INFORMATION CORPORATION

                            1997 STOCK PURCHASE PLAN

SECTION 1.  PURPOSE

     The purposes of the Advanced Digital Information Corporation 1997 Stock Purchase Plan (the "Plan") are to (a) assist team members of Advanced Digital Information Corporation, a Washington corporation (the "Company"), and its subsidiary corporations in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) help team members provide for their future security and encourage them to remain in the employ of the Company and its subsidiary corporations. Stock purchased under the Plan may be paid for by regular payroll deductions. Only employees of the Company and its designated subsidiary corporations are eligible to participate in the Plan, and participation is voluntary.

SECTION 2.  DEFINITIONS

     For purposes of the Plan, the following terms shall be defined as set forth below.

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means the Company's Compensation and Stock Option Committee or another committee appointed by the Board and given authority by the Board to administer the Plan.

     "Company" means Advanced Digital Information Corporation, a Washington corporation.

     "Designated Subsidiary" has the meaning set forth under the definition of "Eligible Team Member" in this Section 2.

     "Eligible Compensation" means all regular cash compensation, including overtime, cash bonuses and commissions. Regular cash compensation does not include severance pay, hiring and relocation bonuses, pay in lieu of vacation or sick leave, or any other special payments, or any gain from stock option exercises.

     "Eligible Team Member" means any employee (a "Team Member") of the Company, or any Subsidiary Corporation designated by the Board or the Committee (a "Designated Subsidiary"), who is in the employ of the Company (or any Designated Subsidiary) on one or more Offering Dates and who meets the following criteria:

     (a) the Team Member does not, immediately after the Option is granted, own stock (as defined by the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Designated Subsidiary;

     (b)  the Team Member has been employed for at least one month;

     (c) the Team Member's customary employment is for more than 20 hours per week; and

     (d) the Team Member's customary employment is for more than five months in any calendar year.

     If the Company permits any employee of a Designated Subsidiary to participate in the Plan, then all employees of that Designated Subsidiary who meet the requirements of this paragraph shall also be considered Eligible Team Members.

     "Enrollment Period" has the meaning set forth in Section 6.1.

     "SPP Broker" has the meaning set forth in Section 10.

     "Offering" has the meaning set forth in Section 5.1.

     "Offering Date" means the first day of an Offering.

     "Offering Period" has the meaning set forth in Section 5.1.

     "Option" means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

     "Parent Corporation" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     "Participant" means any Eligible Team Member who has elected to participate in an Offering in accordance with the procedures set forth in Section 6.1 and who has not withdrawn from the Plan or whose participation in the Plan is not terminated.

     "Plan" means the Advanced Digital Information Corporation 1997 Stock Purchase Plan.

     "Plan Administrator" has the meaning set forth in Section 3.1.

     "Purchase Date" means the last day of each Purchase Period.

     "Purchase Period" has the meaning set forth in Section 5.2.

     "Purchase Price" has the meaning set forth in Section 8.

     "Stock" means the Common Stock, no par value, of the Company.

     "Subscription" has the meaning set forth in Section 6.1.

     "Subsidiary Corporation" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3.  ADMINISTRATION

     3.1    PLAN ADMINISTRATOR

     The Plan shall be administered by the Board or the Committee or, if and to the extent the Board or the Committee designates an executive officer of the Company to administer the Plan, by such executive officer.

     3.2    ADMINISTRATION AND INTERPRETATION BY THE PLAN ADMINISTRATOR

     Subject to the provisions of the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless revised by the Board or the Committee, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's other officers or employees as the Plan Administrator so determines.

SECTION 4.  STOCK SUBJECT TO PLAN

     Subject to adjustment from time to time as provided in Section 19, a maximum of 500,000 shares of Stock may be sold under the Plan. Shares sold under the Plan shall be drawn from authorized and unissued shares or shall be shares acquired by the Company. Any shares of Stock subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option, shall again be available for sale in connection with future grants of Options under the Plan.

SECTION 5.  OFFERING DATES

     5.1    OFFERING PERIODS

     The Plan shall be implemented by a series of offerings (each, an "Offering"). Except as otherwise set forth below, Offerings shall commence on September 1 and March 1 of each year and end on the next February 28 (or February 29 when applicable) and August 31, respectively, occurring thereafter. Notwithstanding the foregoing, the first Offering Period shall commence on September 5, 1997 and end on February 28, 1998. Also, notwithstanding the foregoing, the Board or the Committee may establish (a) a different term for one or more future Offerings and
(b) different commencing and ending dates for such Offerings; provided, however, that an offering period (the "Offering Period") may not exceed five years; and provided, further, that if the Purchase Price may be LESS THAN 85% of the fair market value of the Stock on the Purchase Date, the Offering Period may not exceed 27 months. In the event the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day. A Team Member who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such Team Member is still an Eligible Team Member as of the commencement of any such subsequent Offering. Eligible Team Members may not participate in more than one Offering at a time.

     5.2    PURCHASE PERIODS

     Each Offering Period shall consist of one or more consecutive purchase periods (each, a "Purchase Period"). Except as otherwise set forth below, Purchase Periods shall commence on September 1 and March 1 of each year and end on the next February 28 (or February 29 when applicable) and August 31, respectively, occurring thereafter. Notwithstanding the foregoing, the first Offering Period shall commence on September 5, 1997 and end on February 28, 1998. Also, notwithstanding the foregoing, the Board or the Committee may establish for any future Offering (a) different terms for one or more Purchase Periods within the Offering Period and (b) different commencing dates and Purchase Dates for any such Purchase Periods. The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

SECTION 6.  PARTICIPATION IN THE PLAN

     6.1    INITIAL PARTICIPATION

     An Eligible Team Member shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Plan Administrator during the enrollment period established by the Plan Administrator (the "Enrollment Period") a subscription (the "Subscription"):

     (a) indicating the Eligible Team Member's election to participate in the Plan;

     (b) authorizing payroll deductions and stating the amount to be deducted regularly from the Participant's pay; and

     (c) authorizing the purchase of Stock for the Participant in each Purchase Period.

     An Eligible Team Member who does not deliver a Subscription to the Plan Administrator during the Enrollment Period shall not participate in the Plan for that Offering Period or any subsequent Offering Period unless such Eligible Team Member subsequently enrolls in the Plan by delivering a Subscription to the Plan Administrator during the Enrollment Period for such subsequent Offering Period. The Plan Administrator may, from time to time, change the Enrollment Period for any future Offering as deemed advisable by the Plan Administrator in its, his or her sole discretion for the proper administration of the Plan.

     6.2    CONTINUED PARTICIPATION

     Unless the Plan Administrator determines otherwise for any future Offering, a Participant shall automatically participate in the next Offering Period until such time as the Participant withdraws from the Plan pursuant to Section 11.1 or terminates employment as provided in Section 12.

SECTION 7.  LIMITATIONS ON RIGHT TO PURCHASE SHARES

     7.1    $25,000 LIMITATION

     No Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, any Parent Corporation or any Subsidiary Corporation) at a rate that exceeds $25,000 in fair market value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 7.1).

     7.2    PRO RATA ALLOCATION

     In the event the number of shares of Stock that might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may be issued under the Plan unless the Board or the Committee determines otherwise.

SECTION 8.  PURCHASE PRICE

     The purchase price (the "Purchase Price") at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option granted under the Plan shall be 85% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. Notwithstanding the foregoing, the Board or the Committee may establish a different Purchase Price for any future Offering, which shall not be less than 85% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. The fair market value of the Stock on the Offering Date or on the Purchase Date shall be the average of the high and low per share trading prices for the Stock as reported for such day by the Nasdaq National Market. If no sales of the Stock were made on the Nasdaq National Market on the transaction date, fair market value shall mean the average of the high and low per share trading prices for the Stock as reported for the next preceding day on which sales of the Stock were made on the Nasdaq National Market.

SECTION 9.  PAYMENT OF PURCHASE PRICE

     9.1    GENERAL RULES

     Stock that is acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of payroll deductions from the Participant's Eligible Compensation. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant's Eligible Compensation during each pay period shall be determined by the Participant's Subscription.

     9.2    CHANGE NOTICES

     Unless otherwise determined by the Plan Administrator for any future Offering, a Participant may not elect during an Offering Period to increase or decrease the amount withheld from his or her compensation in future pay periods.

     9.3    PERCENT WITHHELD

     The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least $10, but shall not exceed 10% of the Participant's Eligible Compensation for such pay period. Amounts shall be withheld only in whole percentages or increments of $10.

     9.4    PAYROLL DEDUCTIONS

     Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in the Plan.

     9.5    MEMORANDUM ACCOUNTS

     Individual accounts shall be maintained for each Participant for memorandum purposes only. All payroll deductions from a Participant's compensation shall be credited to such account but shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

     9.6    NO INTEREST

     No interest shall be paid on payroll deductions received or held by the Company.

     9.7    ACQUISITION OF STOCK

     On each Purchase Date of an Offering Period, each Participant shall automatically acquire, pursuant to the exercise of the Participant's Option, the number of shares of Stock arrived at by dividing the total amount of the Participant's accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, that the number of shares of Stock purchased by the Participant shall not exceed the number of whole shares of Stock so determined, if the Board or the Committee has determined for any future Offering that fractional shares may not be issued under the Plan.

     9.8    CARRYOVER OF ACCOUNT

     Any cash balance remaining in the Participant's account at the termination of each Offering shall be refunded to the Participant as soon as practical after the Purchase Date without the payment of any interest; provided, however, that if the Participant reenrolls in the next Offering, any cash balance remaining in the Participant's account shall be applied to the purchase of Stock in the new Offering.

     9.9    WITHHOLDING OBLIGATIONS

     At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, the Participant shall make adequate provision for federal and state withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary to meet such withholding obligations.

     9.10   TERMINATION OF PARTICIPATION

     No Stock shall be purchased on behalf of a Participant on a Purchase Date if his or her participation in the Plan has terminated prior to such Purchase Date.

     9.11   PROCEDURAL MATTERS

     The Plan Administrator may, from time to time, establish (a) limitations on the frequency and/or number of any permitted changes in the amount withheld during an Offering, (b) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (c) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, and
(d) such other limitations or procedures as deemed advisable by the Plan Administrator, in its sole discretion, that are consistent with the Plan and in accordance with the requirements of Code Section 423.

     9.12   LEAVES OF ABSENCE

     During leaves of absence approved by the Company and meeting the requirements of the applicable Treasury Regulations promulgated under the Code, a Participant may continue participation in the Plan by delivering cash payments to the Plan Administrator on the Participant's normal paydays equal to the amount of his or her payroll deduction under the Plan had the Participant not taken a leave of absence.

SECTION 10.  STOCK PURCHASED UNDER THE PLAN

     10.1   SPP BROKER

     If the Plan Administrator designates or approves a stock brokerage or other financial services firm (the "SPP Broker") to hold shares purchased under the Plan for the accounts of Participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established in the Participant's name with the SPP Broker. A Participant shall be free to undertake a disposition of the shares of Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Stock must remain in the Participant's account at the SPP Broker until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Stock for which the Code Section 423 holding periods have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant's choosing or request that a stock certificate be issued and delivered to him or her. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423 holding period.

     10.2   NOTICE OF DISPOSITION

     By entering the Plan, each Participant agrees to promptly give the Company notice of any Stock disposed of within the later of one year from the Purchase Date and two years from the Offering Date for such Stock, showing the number of such shares disposed of and the Purchase Date and Offering Date for such Stock. This notice shall not be required if and so long as the Company has a designated SPP Broker.

SECTION 11.  VOLUNTARY WITHDRAWAL

     11.1   WITHDRAWAL FROM THE PLAN

     A Participant may withdraw from the Plan by delivering to the Plan Administrator a notice of withdrawal in the form required by the Plan Administrator for such purpose. Any withdrawal from an Offering shall constitute a withdrawal from the Plan unless the Board or the Committee determines for any future Offerings that withdrawal from an Offering shall not result in a withdrawal from the Plan and any succeeding Offering. Such notice must be delivered at least ten days prior to the end of the Purchase Period for which such withdrawal is to be effective or by any other date specified by the Plan Administrator for any future Offering. If a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in that Purchase Period and any earlier Purchase Periods. In the event a Participant voluntarily elects to withdraw from the Plan, the withdrawing Participant may not resume participation in the Plan during the same Offering Period but may participate in any subsequent Offering under the Plan by again satisfying the definition of a Participant.

     11.2   RETURN OF PAYROLL DEDUCTIONS

     Upon withdrawal from the Plan pursuant to Section 11.1, the withdrawing Participant's accumulated payroll deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant, and the Participant's interest in the Offering shall terminate. Such accumulated payroll deductions may not be applied to any other Offering and the Plan under the Plan.

SECTION 12.  TERMINATION OF EMPLOYMENT

     Termination of a Participant's employment with the Company for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Team Member, shall immediately terminate the Participant's participation in the Plan. The payroll deductions credited to the Participant's account since the last Purchase Date shall, as soon as practical, be returned to the

Participant or, in the case of a Participant's death, to the Participant's legal representative, and all the Participant's rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this
Section 12.

SECTION 13.  RESTRICTIONS UPON ASSIGNMENT

     An Option granted under the Plan shall not be transferable otherwise than by will or by the applicable laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant. The Plan Administrator will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant, other than by will or by the applicable laws of descent and distribution, of the Participant's interest in the Plan, of his or her Option, or of any rights under his or her Option.

SECTION 14.  NO RIGHTS OF SHAREHOLDER UNTIL SHARES ISSUED

     With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company, and he or she shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the shares have been issued following exercise of the Participant's Option.

SECTION 15.  AMENDMENT OF THE PLAN

     The Board or the Committee may amend the Plan in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Options may be granted under the Plan, (b) modify the class of employees eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation.

SECTION 16.  TERMINATION OF THE PLAN

     The Board may suspend or terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board, the Plan shall terminate on, and no Options shall be granted after, August 20, 2007, except that such termination shall have no effect on Options granted prior thereto. No Options shall be granted during any period of suspension of the Plan.

SECTION 17.  NO RIGHTS AS AN EMPLOYEE

     Nothing in the Plan shall be construed to give any person (including any Eligible Team Member or Participant) the right to remain in the employ of the Company or a Subsidiary Corporation or to affect the right of the Company and the Subsidiary Corporations to terminate the employment of any person (including any Eligible Team Member or Participant) at any time with or without cause.

SECTION 18.  EFFECT UPON OTHER PLANS

     The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary Corporation.
Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary Corporation to (a) establish any other forms of incentives or compensation for employees of the Company or any Subsidiary Corporation or
(b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

SECTION 19.  ADJUSTMENTS

     19.1   ADJUSTMENT OF SHARES

     In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Stock, then (subject to any required action by the Company's shareholders), the Board or the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in (i) the maximum number and kind of securities subject to the Plan as set forth in Section 4 and (ii) the number and kind of securities that are subject to any outstanding Option and the per share price of such securities. The determination by the Board or the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

     19.2   MERGER, ACQUISITION OR LIQUIDATION OF THE COMPANY

     In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets, or the liquidation or dissolution of the Company, the Purchase Date with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Board or the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with Code Section 424(a).

     19.3   LIMITATIONS

     The grant of Options will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 20.  REGISTRATION

     The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, as amended, or register or qualify under state securities laws, any shares of Stock. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

SECTION 21.  EFFECTIVE DATE

     The Plan's effective date is the date on which it is adopted by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption.